Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2016 Equity Incentive Plan of Infinera Corporation of our reports dated February 27, 2023, with respect to the consolidated financial statements and schedule of Infinera Corporation, and the effectiveness of internal control over financial reporting of Infinera Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
August 9, 2023